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This filing consists of a transcript of a conference call held on October 28, 2004 in connection with the release by Adolph Coors Company of its earnings for the third fiscal quarter of 2004.

        The following is a transcript of a conference call held by Adolph Coors Company on October 28, 2004:

CORPORATE PARTICIPANTS

W. Leo Kiely III
Adolph Coors Company—President and CEO

David Dunnewald
Adolph Coors Company—Investor Relations Director

Timothy V. Wolf
Adolph Coors Company—VP and CFO

Peter Kendall
Adolph Coors Company—VP, United Kingdom and Europe

CONFERENCE CALL PARTICIPANTS

Jeff Kanter
Prudential Equity—Research Analyst

Kate McShane
Smith Barney—Research Analyst

Mark Swartzberg
Legg Mason—Research Analyst

Christine Barkus
Merrill Lynch—Research Analyst

Andrew Conway
Credit Suisse—Research Analyst

Caroline Levy
UBS—Research Analyst

PRESENTATION

Operator

        Good day, ladies and gentlemen, and welcome to the Adolph Coors Company 2004 third quarter earnings conference call.

        (OPERATOR INSTRUCTIONS.)

        As a reminder, this conference call is being recorded.

        I would now like to introduce your host for today's conference, Mr. Leo Kiely, President and Chief Executive Officer of Coors Brewing Company. Sir, you may begin.

W. Leo Kiely III—Adolph Coors Company—President and CEO

        Hello, and welcome everybody. Thanks for joining us today.

        Before we start, and since we may refer to our proposed merger with Molson during our call today, Dave Dunnewald, our Investor Relations Director, will provide some information related to these statements. David?

David Dunnewald—Adolph Coors Company—Investor Relations Director

        For those on the call, Coors has filed a preliminary joint proxy statement and management information circular regarding the proposed Molson/Coors transaction with the U.S. Securities and Exchange Commission. Stockholders are urged to read the definitive version of this document when it becomes available, because it will contain important information.

        Stockholders will be able to obtain a copy of the definitive document, as well as other filings containing information about Coors, without charge, at the SEC—Securities and Exchange Commission Internet site, www.sec.gov. Copies of the definitive proxy statement and management information circular, and the SEC filings that will be incorporated by reference with it, can also be obtained, again without charge, by directing a request to Adolph Coors Company, Post Office Box 4030, Golden, Colorado 80401, Attention: Shareholder Relations, or by calling 303-279-6565 and asking for Shareholder Relations.

W. Leo Kiely III—Adolph Coors Company—President and CEO

        With me on the call today, in addition to Dave, are Tim Wolf, our Global CFO; Bob Reese, our Chief Legal Officer; Peter Kendall, CEO of Coors Brewers Limited; David Barnes, U.S. CFO; Katie McWilliams, CFO for Coors Brewers Limited; and Ron Tryggestad, our Global Controller.

        Tim and I will cover two topics with you today—first, a discussion of Coors Brewing Company's third quarter 2004 results; and second, some perspective on the fourth quarter this year for our Company. Then we'll open it up for questions.

        Earlier this morning, we reported third quarter total company net income of $64.1 million, up 4.4 percent versus a year ago. Diluted earnings per share were $1.68, the same as last year. These results reflect a tough volume quarter for our company. Despite the volume-related challenges, net income improved due to solid beer pricing, a one-time non-operating income, a lower effective tax rate, and favorable foreign exchange rates versus a year ago.

        Now, let's review the most important drivers of third quarter results, starting with our Europe segment. Pre-tax income in the segment was $40.6 million, down 12.9 percent from a year ago. Overall, this was a difficult third quarter for our U.K. business, because of colder and very wet weather in the quarter this year, compared with unusually hot and dry weather in the same period last year.

        Our Europe financial results in the third quarter were affected positively by a 12.8 percent year-over-year appreciation of the British pound against the dollar. In fact, favorable exchange rates boosted Europe pre-tax income about $4.6 million, although we gave about a third of that back through higher interest expense on our pound- denominated debt.

        Now, let's look at the Europe highlights for the quarter. In the third quarter, overall volume for our owned and licensed U.K. brands declined 6.2 percent. To get an idea of how challenging the overlap was, our U.K. volume a year ago on those brands increased 14.7 percent in the quarter, largely driven by a record-setting heat wave across Europe. By contrast, poor weather this year reduced sales of consumer products, ranging from ice cream to soft drinks to beer. On a two-year basis, however, it was still up 7.6 percent in the third quarter, a very strong share-taking growth rate.

        With the tough weather comps, the Carling brand declined at a low single-digit rate, but still picked up share, while Grolsch declined at a mid single-digit rate in the quarter. Volume in our on-trade business, comprising two-thirds of our Europe volume, decreased about 4.5 percent. Results continue to benefit from solid pricing in the on-trade, which helped offset the impact of lower volumes in this channel.

        On-trade factored-brand beer volume was marginally ahead of last year, however, factored-brand margins declined approximately $2 million, due to mix shift changes, and declines in non-beer brand volumes. Our off-trade volume decreased about 8 percent in the third quarter, driven largely by weather impacts.

        The net revenue per barrel for our owned U.K. brands in the quarter was up slightly more than 1.5 percent in local currency. This improvement was driven by solid pricing in the on-trade, and modest off-trade pricing, partially offset by negative (technical difficulty). Cost of goods sold per barrel for our own brands, excluding factored-brand sales, increased about 2.5 percent in local currency versus a year ago, driven primarily by the loss of fixed-cost leverage from lower volumes.

        Marketing, G&A and administrative costs in local currency, and on a like-for-like basis, were flat, primarily due to lower promotional spend, offset by higher labor-related and information systems costs. Recall the MG&A expense a year ago was reduced by a $3.5 million gain on the sale of the rights at our Hooper's Hooch brand in Russia.

        Turning now to results in our market segment, pre-tax income for this segment was $83.1 million, up 14.4 percent from a year ago. Continued strong U.S. pricing, Canada joint-venture profit performance, and the positive impact of some one-time items were partially offset by a slight decline in U.S. unit volume, and higher transportation and other costs.

        Looking at our Americas results by line item, Americas sales to retail decreased 0.3 percent in the third quarter. Our U.S. sales to retail, which excludes the Caribbean and other export markets, declined 0.8 percent in the quarter. Most of the trend difference is due to higher exports to Mexico, as we ramp up our new partnership with Femsa to distribute Coors Light in that key beer market. In the U.S., the entire industry had a tough volume quarter because of generally cool, rainy weather in much of the country. Then, late in the quarter, a series of hurricanes hit the South and East, disrupting transportation and slowing sales.

        Aspen Edge made up slightly more than 1 percentage point of sales to retail during the quarter. Keystone Light grew at a low single-digit rate in the quarter, while the Zima brand family, boosted by the introduction of Zima XXX flavors earlier this year, and Blue Moon, grew at strong double-digit rates in the quarter. Offsetting our growth from these brands were declines in Coors Light, Coors Original, and Killian's.

        Although overall, Coors Light sales to retail declined at a low single-digit rate, our biggest brand achieved improved trends in several key areas in the U.S., including Texas, Pennsylvania and Florida.

        Americas volume to wholesalers decreased 0.6 percent. Our inventories heading into the fourth quarter this year are essentially at normal seasonal levels.

        In Canada, our Coors Light business continued to deliver significant profit growth, with pre-tax income up 15.9 percent to $17.5 million in the quarter, driven by higher pricing and 4.9 percent appreciation in the Canadian dollar versus the U.S. dollar. These positive factors were partially offset by a low single-digit decline in Coors Light volume, which was driven by our choice not to participate in the heavy competitive discounting activities during the key holidays, and the continued growth of the discount segment in the beer category.

        Americas net revenue per barrel increased 4.1 percent in the third quarter, driven by four factors—about 230 basis points of U.S. pricing growth; approximately 50 basis points of brand and geographic mix in the quarter, primarily the introduction of Aspen Edge, and strong Zima and Blue Moon sales growth; and 40 basis points related to strong financial results from Coors Light in Canada; with 90 basis points then from other factors, including the payment of part of our higher diesel costs from our U.S. distributors, and a refund of a California litter tax.

        Americas cost of goods per barrel increased 1.2 percent in the quarter, and several factors drove the majority of the increase. Most important, outbound transportation costs were significantly higher than prior year, with increased diesel fuel costs, and carrier pricing driven by new regulations and competitive dynamics in the transportation industry. Second, our sales mix continued to shift towards more expensive and higher margin brands and packages, the result of growth in Zima and Blue Moon, and the introduction of Aspen Edge.

        Finally, lower sales volume resulted in lack of fixed cost leverage, and costs relating to the disposal of finished goods inventory were about $2 million higher than last year in the third quarter. However, finished goods disposal was less than one-third the issue that it was in the second quarter, reflecting further improvement in our supply chain performance. Most of these cost increases were offset by continued improvements in operations, productivity and by the new FIN46 accounting rule for JVs.

        Marketing and general and administrative expense in the Americas increased 9.4 percent per barrel in the third quarter. About two-thirds of this increase is attributable to additional front-end investment behind Coors Light; our sales efforts, especially with key accounts; and the introduction of Aspen Edge earlier this year. The other one-third is related to overhead expense, including labor-related and legal costs.

        Americas segment other income increased $6.8 million, primarily due to $4.9 million of accelerated royalty receipts from a coal mine we sold several years ago, along with a $0.8 million pre-tax gain on the sale of a warehouse.

        So, at this point, I'll turn it over to Tim to review third quarter corporate and consolidated highlights, and to take a look at the fourth quarter.

        Timothy.

Timothy V. Wolf—Adolph Coors Company—VP and CFO

        Continuing with our third quarter P&L, corporate interest expense was $16.0 million in the third quarter, which is $1.8 million lower than last year due to lower debt levels this year. Interest expense this year declined, despite about $1.7 million of increased interest expense related to foreign exchange, and $800,000 from new joint-venture accounting, which has us consolidating $45 million of our Can joint-venture debt.

        This year we've made payments on our debt totaling about $87 million in the third quarter, and $255 million in the first three quarters, well ahead of our repayment goals for the year. In the two and a half years since we bought the U.K. business, we have made $735 million in debt principal repayments, as of the end of the third quarter, representing nearly 44 percent of our original CBL acquisition debt. Currently our total debt to total cap ratio is approximately 41 percent, and as you'll recall, when we bought CBL, we began at about 63 percent.

        Corporate G&A costs increased 4.5 million versus the third quarter of last year, driven by higher compensation and merger-related expenses. Our effective tax rate was 30.2 percent in the third quarter, as we continue to benefit from the tax impact of our CBL acquisition structure.

        Looking at the bottom line, third quarter net income for the Company was $64.1 million, up 4.4 percent from a year ago. Favorable exchange rates boosted our consolidated income by about $4 million pre-tax, or 7 cents per share after tax. Diluted earnings were $1.68 per share, the same as a year ago. Diluted shares outstanding increased 4.2 percent from last year, as we focused our free cash use on debt repayment, and not share repurchases.

        Higher shares reduced diluted EPS by 7 cents in the third quarter, and now, with our debt levels nearly down to our goals, we will have more cash flexibility than we had in the past two and a half years, since our CBL acquisition.

        Now I'll preface the outlook session as usual by paraphrasing our Safe Harbor language. Some of what we discuss now, and in the Q&A, may constitute forward-looking statements. Actual results could differ materially from what we project today, so please refer to our most recent 10-K and 10-Q, and other filings, for a more complete description of the factors that could affect our projections.

        Regarding any non-U.S. GAAP measures that we may discuss during the call, please visit our website, which is www.coors.com, for a reconciliation of these measures to the nearest U.S. GAAP results.

        Let me start by reviewing some factors that will affect our financial performance in the fourth quarter of 2004 by segment. In the Americas, our fourth quarter results could benefit from lapping the supply chain issues that hurt our business at the end of last year. This has implications for both costs and volume.

        You may recall that the changeover to our new supply chain systems increased our costs approximately $8 million in the fourth quarter last year. Now that our new systems are running smoothly, we do not anticipate the significant costs and out-of-stock problems that we faced late last year. Our shipment compliance is now better than before the changeover.

        On the other hand, our costs this year will be impacted negatively by high transportation and packaging material costs in aluminum, glass, and mix shift to bottles, that Leo referenced earlier, as well as higher labor-related costs. As always, our operations teams are working to offset as many of these cost increases as possible, through a broad range of productivity initiatives.

        Fourth quarter volume comparisons should be less challenging this year, as we lap the 2.7 percent volume decline from the fourth quarter of 2003. As you may recall, this decline was driven in part by our supply chain challenges, and consumer interest in low-carb beers, which was gaining momentum late last year. Key indicators now point toward a flattening of the low-carb trend. This development is likely to ease some of the competitive pressure on Coors Light.

        But let's be clear, we're not waiting for someone to turn down the heat on the category. We've been working hard all year to improve our sales and brand building efforts. Specifically, we've refocused our sales efforts. Earlier this year we launched a major effort to strengthen our business in key chain accounts where we've recently achieved improvements in our volume trends. Labor Day was the first major holiday when we saw some benefits from this refocusing effort. Chain account volume outperformed the rest of our business in the quarter, which is a reversal of the trend for recent years.

        We are now also revamping our approach to the on-premise business, with substantially more resources behind growing this key trial channel. Our new on-premise programs will be fully ramped up by peak season, 2005. We've also recently rolled out a new ad created for Coors Light. Our new spots emphasize that Coors Light is packaged, shipped, and stored cold, which we believe will help our lead brand compete in an environment of increasingly aggressive product claims. We also have new creative, building on our relationship as official beer sponsor of the NFL, with heavy media weights, especially as we approach the late-season and playoff games.

        Meanwhile, the U.S. beer pricing environment continues to be positive, and we're improving our Americas brand mix and revenue per barrel. In the first four weeks of the fourth quarter, our Americas sales to retail have increased nearly 1 percent, an improvement in trend versus the YTD trend. Since they represent only one-third of the quarter, these data may not be indicative of the results for the full quarter.

        In Canada, we continue to expect solid performance from Coors Light, as our brand health continues to be very strong, particularly in the key provinces of Ontario and Quebec. Despite soft volume in the third quarter, we have grown share YTD in Canada. MG&A spend per barrel in the fourth quarter is likely to increase at a high single-digit rate, similar to the third quarter trend.

        In Europe, our pricing and margin trends continue to be positive within the on-trade channel. We expect improved U.K. volume trends in the fourth quarter as the comparisons in the fourth quarter will be easier than in the third quarter. In the first four weeks of the fourth quarter, our Europe owned brands have increased low single-digits, a significant improvement versus a third quarter decline.

        Since this only captures, again, one-third of the quarter, this snapshot may not be indicative of the volume performance for the full quarter. Also, we believe that factored-brand sales will continue to have a modest negative impact on year-over-year profits. On the other hand, we foresee higher spending on marketing and overhead, including higher costs related to information systems and servicing on-trade growth, and the U.K. rollout of Coors Fine Light Beer.

        We expect to book a one-time pre-tax gain of approximately $7 million in the fourth quarter from the sale of our Cape Hill brewery property. We will not be finalizing the outsourcing of our on-trade services business this year, as originally envisioned. Last month the U.K. Office of Fair Trading referred our proposal to the Competition Commission, which will delay the ruling on our proposal until 2005, and will also delay financial impacts until then. The Competition Commission is scheduled to respond by the end of the first quarter, 2005.

        Finally, if foreign exchange rates remain at today's level, we anticipate less currency benefit to our U.K. financial results in the fourth quarter than what we saw in the third.

        In terms of Company-wide factors, we anticipate that our 2004 effective tax rate will be in the same range of 31 percent to 33 percent, similar to the 31.2 percent rate in 2003. As always, future events, including asset monetizations, could alter our tax rate outlook for the fourth quarter of 2004 and beyond.

        As we've mentioned a number of times previously, we estimate that the new FIN46 accounting standard will have no significant impact on our full year earnings. Above the line, however, operating and pre-tax income are expected to be higher because the minority owner's share of joint-venture income is now included in these totals, while in prior years only our share was included. The quarterly impact on cost of goods sold, MG&A, and interest expense, will also be significant, with a magnitude dependent on the performance of our container and Grolsch operating ventures.

        Now let me turn it back to Leo to wrap us up.

W. Leo Kiely III—Adolph Coors Company—President and CEO

        In summary, our third quarter performance reflected volume challenges in all of our major markets, along with higher costs. Nonetheless, we grew bottom line results because of positive beer pricing, a lower effective tax rate, increased non-operating income, and favorable foreign exchange rates. In the face of a challenging environment for many beer companies, we believe that our plans are in place, and we'll improve our volume and financial performance going forward.

        We also continue to work towards closing our merger of equals with Molson. The transaction has received U.S. and Canadian anti-trust clearance, and we have filed a preliminary proxy statement, and we're awaiting SEC clearance. This is a great transaction that's designed to build on the strengths of both of our companies, make us more competitive in the global consolidating beer business, and increase profits, cash flow, and shareholder value substantially, in both the short and the long term.

        So, at this point, Matt (ph), back to you. Let's open it up for questions.

QUESTION AND ANSWER

Operator

        (OPERATOR INSTRUCTIONS.)

        Jeff Kanter, Prudential Equity.

Jeff Kanter—Prudential Equity—Research Analyst

        Tim, I think you said, or maybe it was Leo, Aspen helped your Americas STRs by 100 basis points. You also had a day shift—you swapped out two days of September for two days of early July, or late June. I would imagine that's a seasonal positive move. How much did that help you in the Americas segment?

Timothy V. Wolf—Adolph Coors Company—VP and CFO

        Hardly at all, Jeff. Just virtually negligible.

Jeff Kanter—Prudential Equity—Research Analyst

        And just—I'm still trying to figure out exactly what you earned in the quarter on a recurring basis. First of all, in your revenue per barrel analysis, you said that there were 90 Basis points of other, and there was something about a refund? What's that all about.

Timothy V. Wolf—Adolph Coors Company—VP and CFO

        Jeff, that's a good question. That has to do with our agreement with our distributors to share some of our fuel costs, which as you know, have increased. On a like-for-like basis, I mean, the auditors require that we reflect that in revenue, and there are all sorts of good reasons for that.

        But, the revenue per barrel up 4.1 percent on a steady state going forward, fourth quarter, most of those factors—the first three factors that Leo mentioned, and half of the 90 Basis points are what we'd expect to see going forward. So, a revenue per barrel number in the 3.5 to 3.7, 3.8 range, is probably what you could look at going forward. That's real pricing, that's mix, that's geographical mix, brand package mix.

Jeff Kanter—Prudential Equity—Research Analyst

        So, this was a one-time agreement, because oil prices are still pretty high?

Timothy V. Wolf—Adolph Coors Company—VP and CFO

        It'll continue for some time. But in terms of looking at the—your first starting question, I believe, had to do with underlying—.

Jeff Kanter—Prudential Equity—Research Analyst

        Right.

Timothy V. Wolf—Adolph Coors Company—VP and CFO

        —Performance in the beer business. And what I'm telling you is about a third, to a little bit more than a third of that 90 Basis points, you probably want to exclude for the standpoint of looking at a clean, how is the beer business going, that revenue per barrel number.

Jeff Kanter—Prudential Equity—Research Analyst

        Okay. And when I look at FIN46, and I see the $3.1 million improvement in the Americas in the domestic segment, do all those cancel each other out? So, if I want to find a clean number, do I strip out the $3.1 million or not?

Timothy V. Wolf—Adolph Coors Company—VP and CFO

        Yeah, you do. I mean, on a full-year basis, it's basically (indiscernible).

Jeff Kanter—Prudential Equity—Research Analyst

        It's basically what? I'm sorry.

Timothy V. Wolf—Adolph Coors Company—VP and CFO

        It's basically no impact.

Jeff Kanter—Prudential Equity—Research Analyst

        Okay. So, when you combine the 3.1 and the FIN46.

Timothy V. Wolf—Adolph Coors Company—VP and CFO

        Correct. Because you take that all in, farther up the P&L, and then it comes out by the minority interest.

Jeff Kanter—Prudential Equity—Research Analyst

        So, essentially what we should be stripping out then is the $4.9 million royalty receipt, and the $0.8 million pre-tax gain from the sale of the warehouse?

Timothy V. Wolf—Adolph Coors Company—VP and CFO

        Correct. Correct. The only thing I'll mention is, and we started this gambit, I think as you know, in earnest, two and a half years ago, is we're constantly looking for assets, however small, that we just don't need to run our business, and we're trying to monetize those. So, obviously there's not a steady, forever stream of those things. But that's what you're seeing here in terms of some of these one-timers coming through.

Jeff Kanter—Prudential Equity—Research Analyst

        Okay. So, I won't strip out the 3.1. Now there's a $4.9 million royalty receipt. Is that pre- or post-tax?

Timothy V. Wolf—Adolph Coors Company—VP and CFO

        That's pre-tax.

Jeff Kanter—Prudential Equity—Research Analyst

        Okay. And so what took down the tax rate to 30 percent on a recurring basis?

Timothy V. Wolf—Adolph Coors Company—VP and CFO

        Jeff, we're more than happy to take that offline. There are many, many variables that go into that tax rate, and we're happy to share with you, and anybody else who wants to call, on the respective pieces. The bottom line headline though is that that's the consequence of the tax structure we put in place two and a half years ago with CBL. And as we monetize certain assets, depending on what the book value is, that'll move that tax rate, sometimes significantly. So, we're happy to go into the details and the science of that with you offline.

Jeff Kanter—Prudential Equity—Research Analyst

        Okay, and that's my cue to get off.

Operator

        Bonnie Herzog, Smith Barney.

Kate McShane—Smith Barney—Research Analyst

        It's actually Kate McShane for Bonnie. I was just wondering with all the innovation that's being announced by Bud, in terms of packaging, and some of their new products, like the B-to-the-E type product, we were wondering how you are going to respond to this innovation? Or is there any innovation in your pipeline that we should be expecting to hear about soon?

W. Leo Kiely III—Adolph Coors Company—President and CEO

        I didn't catch the name. I'm sorry.

Kate McShane—Smith Barney—Research Analyst

        I'm sorry. It's Kate.

W. Leo Kiely III—Adolph Coors Company—President and CEO

        Probably not a lot I want to talk to you about today, Kate. We'll talk about that as we get closer to next year's season. Suffice it to say, we're watching very closely what's going on in the marketplace. As you know, my point of view is we were late on the carb innovation. And so we're tracking anything going on very closely to make sure we understand it, and make sure we understand the category it's working in. We have what we think are robust plans for next year, and we'll introduce those to our wholesale system shortly after the first of the year.

Operator

        Mark Swartzberg, Legg Mason.

Mark Swartzberg—Legg Mason—Research Analyst

        Leo, question for you about the cost of competing here in the U.S. Obviously Miller is spending more than they were a couple years ago. Anheuser Busch is spending more looking out than they might have previously planned. You're seeing some nice trends geographically speaking in terms of mix, which are, if they sustain, a pretty powerful source of incremental funds for you guys to kind of stay toe-to-toe, if you will, in terms of marketing budgets.

        So, how encouraged are you by the geographic side of things, in particular, looking out? And then as you look at other sources of funds, can you elaborate a little bit more on some of what you said about cost savings ex Molson, and cost savings with Molson? Because it remains my understanding that at least on a pro forma Molson basis, you don't intend to use any of that money, in terms of incremental marketing spend here in the U.S. But I may have missed something there.

W. Leo Kiely III—Adolph Coors Company—President and CEO

        Mark, in terms of mix factors, I'd say the trend that has been more favorable to us, by largest proportion, has been brand mix. And we will continue to focus on keeping that healthy. Remember, brand mix really worked against us last year heavily, and it's obvious we really need to keep that portfolio in balance, because that is a really good source of funds to us. In addition to that, it's our productivity strategy that we were really focused on.

        Now, everybody's going to face some pretty aggressive commodities inflation next year, so it's going to be hard to see the productivity flowing through the bottom line. But, the fact is, the game here for Coors is to take costs out of our system, all right, and be ready to reinvest them back in the marketplace.

        Exhibit A on that is the work we're going to do in Shenandoah. I mean, that's a major investment, but it's an investment that yields us $25 million a year in hard cost savings that we can invest long-term back against the marketplace. So, that's the way we look at what we've got to do ongoing to maintain competitiveness, and at the same time, be ready to drive the bottom line.

        Typically our model—and you take a look at the Coors' model, if we can grow just a point, or a point and a half, ahead of the market, and get a little bit of productivity, we can drive really fine earnings growth and be able to invest back in the market well. It's just where we are in the margin curve, right? And that's our game.

        What's obviously been real frustrating in the most recent quarters has been our inability to drive that top line, because just a little bit of net positive volume growth, and our numbers tumble forward very nicely. But that's what we're focused on, and that's obviously a big theory behind what we're doing with Molson/Coors as well. So, in that case, what we've said, we've got synergies we'll drop to the bottom line. And we've been very open about having a bias to take our own productivity and be able to spend it back against the market.

Mark Swartzberg—Legg Mason—Research Analyst

        That's great. And if I could follow specifically on the sub-premium segment, where, as you say, the Coors Light relative to Keystone Light phenomenon has improved for you all. Looking out, looks like Miller's going to be especially focused on the sub-premium segment. What are you thinking about the segment overall in terms of what it might mean for category pricing, and category mix trends? And what are you thinking about your own behavior in that segment?

W. Leo Kiely III—Adolph Coors Company—President and CEO

        It's easier for me to talk about our own behavior. We're not heavily vested in the sub-premium brands, and so Miller is going to have to speak for their own strategy. Our point of view is we love Keystone, and we want to grow Keystone. We want to grow it profitability. This year we haven't grown it quite as fast as we did last year, frankly because we took some pricing in some markets where we needed to get it on the right basis to grow. We're still growing it, we're gaining share in a total category sense with Keystone. And we like where it is today in terms of what it's contributing to the bottom line.

        Timmy?

Timothy V. Wolf—Adolph Coors Company—VP and CFO

        Hey, Mark, just as a really good reference point to put a footnote on what Leo said earlier, if you go back four or five years ago, 100,000 barrels incremental of Coors Light made us, round numbers, about $4 million of incremental operating profit. Today, that same 100,000 barrels of Coors Light makes us over $5 million.

        So, to Leo's point, our operations folks over the last four or five years have really been hitting the cost of goods challenge hard, the sort of investment Leo mentioned vis-à-vis Shenandoah will help with that. That's baseline productivity that's just fundamentally improved. It's very exciting, this sort of thing that we've got to continue to focus on going forward.

Mark Swartzberg—Legg Mason—Research Analyst

        That's a great nugget.

Operator

        Michael Mandell (ph), Jay Goldman.

        Mr. Mandell, your line is open.

        Christine Barkus (ph), Merrill Lynch.

Christine Barkus—Merrill Lynch—Research Analyst

        Question for you on a couple things. I just want to clarify, if I understood you correctly, you mentioned flexibility in your cash, given your debt repayment.

W. Leo Kiely III—Adolph Coors Company—President and CEO

        Yes.

Christine Barkus—Merrill Lynch—Research Analyst

        Does this suggest that in fact you may be increasing your focus on a share buyback program in the future?

W. Leo Kiely III—Adolph Coors Company—President and CEO

        Well, Christine, it will certainly give us more flexibility. If you go back before our CBL acquisition, we had an agreement with our board where we'd allocate a certain amount of cash every year to buy back stock, depending on our valuation model, which we shared in review every quarter with our board. And now that we're beginning—as we turn the corner into 2005, I think we'll be in a place where going back to that sort of annual look probably will make some sense.

        When we think our stock's a good deal, we're going to buy it back. But we know full well that buying stock back does not drive our business, take share, sell more beer, and make more money. So, we always want to balance out the notion of buying back stock with that imperative.

Christine Barkus—Merrill Lynch—Research Analyst

        Okay, great. And a second question on your COGS, or your productivity. Your cost per barrel rose only 1.2 percent. Given the high transportation and fuel costs, and other costs that are coming into the quarter, can you quantify how much the increased productivity offset your cost per barrel in the quarter?

W. Leo Kiely III—Adolph Coors Company—President and CEO

        Yeah. Our total productivity, in terms of labor productivity, more efficient shipment, our container venture being more efficient, is on the order of about 1.3, 1.4 percentage points. And then to your earlier point, we've got a lot of stuff going the other way, like inflation, and benefit costs, and fuel costs. So, in the context of some of these commodities and diesel prices running hard on us, all in a pretty good—what we think is a pretty good performance in the third quarter.

Christine Barkus—Merrill Lynch—Research Analyst

        Great. That's really helpful.

Operator

        Andrew Conway, Credit Suisse.

Andrew Conway—Credit Suisse—Research Analyst

        Tim, a couple questions. Just briefly on your outlook on revenue per barrel. This quarter was clearly a marked step up from what we've seen over the last couple of years.

Timothy V. Wolf—Adolph Coors Company—VP and CFO

        Yes.

Andrew Conway—Credit Suisse—Research Analyst

        Do you—in your 3 percent, 3.5 percent Americas view is up, when we look to '05, that's a run rate that you think is going to be reasonable, at least through the early part of the year?

Timothy V. Wolf—Adolph Coors Company—VP and CFO

        I'll tell you what Andrew. Why don't we have that conversation after the fourth quarter? I think this is a good—that what I mentioned earlier, I think is a good sort of relevant range for the fourth quarter. I really wouldn't want to venture much beyond that. The pricing environment so far, which is obviously the biggest driver of this, looks pretty encouraging.

        We have been encouraged so far with how some of our higher margins, higher priced products, Blue Moon, Zima, Aspen Edge, are running on us. And we obviously look for more of same next year. But I'd really hesitate to give you much help there until we really see how the year comes in.

Andrew Conway—Credit Suisse—Research Analyst

        Okay. But you're a little more positive as to the organization's ability tactically to get price by region, and obviously Leo talked a little bit about the mix improvement as well?

Timothy V. Wolf—Adolph Coors Company—VP and CFO

        Absolutely. And also understand that part of the benefit this quarter is the relatively strong performance in Canada, too, which for on a total Americas look helps us 60, 70 Basis points as well. So, bottom line answer to your questions is absolutely.

Andrew Conway—Credit Suisse—Research Analyst

        Great. And Leo's commentary, my assumption is Leo, you believe that the battleground in '05 will be more marketing-focused than promotion-focused. Is that fair?

W. Leo Kiely III—Adolph Coors Company—President and CEO

        Yes, I do. I mean, the cost pressure on the business is going to be there for everybody. And so, I believe a continuation of price up, spend back is what we're going to see in the beer business.

Andrew Conway—Credit Suisse—Research Analyst

        Great. Great. And then on the MD&A Leo, the spending of close to 10 percent in the quarter, reflecting your media initiatives and investment in sales force. Would we expect with some of the gross margin expansion you'll probably continue to benefit—would we expect this run rate to continue at this rate as you are going to jumpstart Coors Light? How should we view tactically how you're going to spend?

W. Leo Kiely III—Adolph Coors Company—President and CEO

        Well, you remember, we had one-time costs to launch Aspen Edge, so you've got a more ongoing picture there next year. But having said that, our bias, as usual, we'll be a little conservative going into the year, but looking to spend back pretty aggressively in terms of the marketing line. I think we're going to need that to keep the momentum going.

        Priorities within that will clearly be Coors Light, will clearly be sales organization. Although, I think what you're seeing in this year's number is the addition of the key account selling organization, which, by the way, I'm quite excited about. Right behind that we've initiated plans to put in an aggressive on-premise organization, and tactical game plan that we'd expect to have in place going into the selling season. And so those are some of the things we'd be spending against.

Andrew Conway—Credit Suisse—Research Analyst

        Great Leo. And just finally on your Coors Light spending going forward, what do you think we should expect to see in terms of imagery, brand appeal, in your advertising that you think was missed over the past, let's say 12 months or so?

W. Leo Kiely III—Adolph Coors Company—President and CEO

        I think you'll see a better balance between young adult lifestyle and product-focused advertising. And what you're seeing today is the lead edge of a product-focused campaign against Golden refreshment. We're excited about it. What's real interesting in the diagnostics is young men and older men are equally intrigued by the concept. I think it's going to be good for the brand.

        Having said that, we'll continue with our lifestyle advertising, and we'll continue with our NFL association, and you'll probably see a little bit more product news focus activity from us on Coors Light next year.

Operator

        Caroline Levy, UBS.

Caroline Levy—UBS—Research Analyst

        A couple of simple ones, I hope. On the U.K. restructuring, are you anticipating a little more of a challenge, or are you seeing more of a challenge than you expected? Obviously there's a delay, but do you feel confident you can get that restructuring through next year in the U.K.?

W. Leo Kiely III—Adolph Coors Company—President and CEO

        Peter?

Peter Kendall—Adolph Coors Company—VP, United Kingdom and Europe

        Yes. I mean, a bit like we're doing in the U.S., Caroline, we're constantly looking to reduce our cost of goods. And this restructuring is sort of in three parts. And we're planning to have that completed through next year, and we're really already beginning that process in the first quarter. So, yeah, we're comfortable we'll get it completed and through and executed next year.

Caroline Levy—UBS—Research Analyst

        Can you bring us up to speed on what—how much has been saved already? I think there was one traunch of savings that came through in '04, and then what the potential for savings are in longer term?

Peter Kendall—Adolph Coors Company—VP, United Kingdom and Europe

        Well, we still have some beneficial effects from the shutdown of Cape Hill, and the movement of production equipment, particularly our packaging lines from Cape Hill to Burton. So, we're still getting some benefit from that this year. But this is just a continued focus to take costs out of our brewing operation, and particularly in Burton, which is, as you know, is the largest single site brewery in the U.K.

Caroline Levy—UBS—Research Analyst

        And then Peter, if you could just comment a little bit on the pricing trend again? You guys always speak so quickly, I think maybe it's just me, that I can't get everything down. But anyway, if you look at your on-premise (indiscernible) off-premise pricing in the U.K.

Peter Kendall—Adolph Coors Company—VP, United Kingdom and Europe

        Well, we've had some pretty solid on-trade pricing. Our net pricing has gone up. Our net sales have been up in the third quarter by almost 2.5 percent. And most of that's being driven by sustained pricing in the on-trade, which is a combination obviously of the free on-trade, and some of our multiple on-trade contracts.

Caroline Levy—UBS—Research Analyst

        Okay. And off-trade is pricing down?

Peter Kendall—Adolph Coors Company—VP, United Kingdom and Europe

        No. Off-trade actually we're making good headway. If you remember this time last year, we had some pretty aggressive pricing in the off-trade. And actually, we've made some real headway in terms of our pricing, and improved margins in the on-trade. And we're planning and hope to extend that.

Caroline Levy—UBS—Research Analyst

        Great. And then Leo and Tim, if I could move back to the U.S., could you talk a little bit about key store trends, and just separately general market share trends? It looks like you really are outperforming your competition over the last three months, and particularly into October.

W. Leo Kiely III—Adolph Coors Company—President and CEO

        Well, Caroline, there's an awful lot of frailty in the sort of market share tracking panels, because they don't cover the whole beer category. But, the fact is, that Coors as a business has grown share in each of the last three, four-week periods, if you take a combined channel look at it. And we're quite encouraged by that.

        Our trends have improved significantly, or (inaudible) significant (inaudible) plus or minus around flat, and it's hard to talk about significant growth. But, we've had a nice change in trend since Labor Day. Labor Day was a good holiday for us. It was the first payoff from our key account selling organization. And our trend since then has been generally favorable. So, we're pleased with that.

Caroline Levy—UBS—Research Analyst

        And in key stores are you seeing any hurt from higher gas prices? Are you gaining share as a result of your activities there? What do you see there?

W. Leo Kiely III—Adolph Coors Company—President and CEO

        I attributed it—we do have focused activity there, in terms of key account selling. And that clearly is one of the pieces that's working for us. The other thing that's working for us is non-promotional sales, which I attribute to young adult solid franchise on Coors Light.

Caroline Levy—UBS—Research Analyst

        Okay. And then could we get an update on the Molson—the challenges of getting this merger through? If you could just tell us what's going on with the Canadian shareholder? I don't know how much you can talk about this, but how optimistic are you that we get this done, or you get this done?

W. Leo Kiely III—Adolph Coors Company—President and CEO

        I continue to be optimistic this is going to happen. Where we are exactly in the process is we've filed our proxy with SEC, we're well into that process. Very optimistic we'll bring that to closure on a timely basis, but we don't control the timetable exactly. And we'll have this to vote, and I think we'll bring it home.

Caroline Levy—UBS—Research Analyst

        And the date on that vote?

W. Leo Kiely III—Adolph Coors Company—President and CEO

        We can't pick a date until we get through the proxy process, Caroline. It's just a—and that depends on how many loops you go back through, questions—we don't anticipate anything that's anywhere near a showstopper here. It's just a process you have to play through. So, we're optimistic we'll get it done on a timely basis.

Operator

        Mr. Kiely, I'm showing no further questions at this time.

W. Leo Kiely III—Adolph Coors Company—President and CEO

        That's terrific. Thanks for being with us everybody. We look forward to talking to you after the first of the year, and in the meantime, if we've got anything interesting to say. Have a nice day.

Operator

        Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program. You may now all disconnect. Have a great day.